Exhibit 99.1

  Metromedia International Group Inc. Announces Execution of Waiver
   Agreement Regarding Default on its Senior Notes and Execution of
                Extension of PeterStar Sale Agreement

    CHARLOTTE, N.C.--(BUSINESS WIRE)--June 17, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") currently traded as: (PINK SHEETS:MTRM) - Common Stock and (PINK SHEETS:MTRMP) - Preferred Stock, the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced that the Company has received a waiver of certain events of default under the Indenture for its 10 1/2% Senior Notes Due 2007 (the "Senior Notes"). The waiver was executed with holders of approximately $125.5 million, or 82.5%, of the outstanding Senior Notes. Concurrently, the Company entered into a supplemental indenture, the net effect of which is as follows:

    -- The Company shall have until July 15, 2005 to file with the United States Securities and Exchange Commission ("SEC") and to furnish the indenture trustee and the holders of the Senior Notes with, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 ("Current Annual Report"), and deliver to the indenture trustee an officers' certificate and written statement of the Company's independent public accountants required to accompany the Current Annual Report (the "CPA Statement"); and

    -- In consideration of the foregoing, the Company has paid the holders of record of the Senior Notes, as of June 3, 2005, an aggregate amount equal to $380,063.42; to be allocated among such holders in an amount equal to $2.50 per $1,000 aggregate principal amount of the Senior Notes at stated maturity held by such holder.

    This waiver and the supplemental indenture eliminate for the present any default or event of default on the Senior Notes in respect of the Company's failure to file the Current Annual Report with the SEC, deliver the Current Annual Report to the indenture trustee and the holders of the Senior Notes and deliver an officers' certificate and the CPA Statement to the indenture trustee by June 3, 2005. If the Company does not complete the required filings in connection with the Current Annual Report by July 15, 2005, an event of default on the Senior Notes shall exist, thereby permitting the indenture trustee or holders of at least 25% of the aggregate principal amount of the Senior Notes outstanding to declare all Senior Notes to be due and payable immediately. If this were to happen, the Company would not have sufficient corporate cash available to meet this obligation.
    The Company also announced that the parties to the February 17, 2005 definitive agreement pertaining to the sale of PeterStar executed an amendment to that agreement, the essential effect of which is to extend the outside date of the period for closing a sale of the Company's interests in PeterStar from September 30, 2005 to a date not earlier than December 31, 2005. The Company remains committed to completing the sale of its PeterStar interest at the earliest possible date, subject to obtaining the affirming vote of holders of a majority of the Company's outstanding common shares. The parties undertook the amendment extending the period in which this transaction may be closed in consideration of certain delays the Company has experienced in completing SEC required filings that are prerequisites to convening the required meeting of the Company's shareholders.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing the annual audited financial statements for fiscal year 2004, the timing of filing the Current Annual Report with the SEC, delivering the Current Annual Report to the indenture trustee and the holders of the Senior Notes and delivering an officers' certificate and the CPA Statement to the indenture trustee by July 15, 2005, the ability of the Company to meet its future SEC public filing and reporting requirements and the likelihood of filing a proxy statement to provide the necessary information in respect of, and to solicit the necessary stockholder vote in favor of, the sale of PeterStar with the SEC and completing the sale of PeterStar on or prior to the termination of the agreement relating to such sale. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005 and June 7, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    Additional Information and Where to Find It

    The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed sale of the Company's interest in PeterStar to the buyers. Investors and security holders of the Company are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about the Company, the buyers and the proposed sale. Investors and security holders of the Company may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC's website at www.sec.gov, and at the Company's website at www.metromedia-group.com. In addition, investors and security holders of the Company may obtain free copies of the proxy statement (when it becomes available) by writing to 8000 Tower Point Drive, Charlotte, NC 28227, Attention: Investor Relations, or by emailing to investorrelations@mmgroup.com.
    The Company and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed sale. A description of the interests in the Company of its directors and executive officers is set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on May 26, 2004 and in the Company's proxy statement for its 2003 annual meeting of stockholders filed with the SEC on October 20, 2003. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed sale, and a description of their direct and indirect interests in the proposed sale, will be set forth in the proxy statement when it is filed with the SEC.

    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc., Charlotte
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com